Exhibit 10.2

August 15, 2018

Edward C. Earle	PERSONAL AND CONFIDENTIAL

Dear Edward,
Newpark Resources, Inc., a Delaware corporation (“Newpark”), considers you a valuable executive, and the Board of Directors (the “Board”) has authorized certain actions to reinforce and encourage your attention and dedication to your duties without distraction if Newpark should become the target of a hostile takeover attempt or enter into negotiations that could lead to a change in control of Newpark.
This letter (the “Agreement”) sets forth the understanding between you and Newpark concerning the continuation of your employment in connection with a “Change in Control” or “Potential Change in Control” and the “Termination Benefit” you will receive if your employment with Newpark is “Terminated” by Newpark without “Cause” or by you for “Good Reason” during an “Employment Period,” as those terms are defined in Annex A attached to this letter.
This Agreement is entered into with the understanding between you and Newpark that you will have knowledge or otherwise be notified of a Change in Control or Potential Change in Control, or the Termination thereof, at the time it occurs.
1.     Definitions. Capitalized terms used in this Agreement are defined in Annex A attached hereto and hereby incorporated into this Agreement by reference and in Section 14 hereof.
2.     Consideration; Termination During Employment Period.
2.1 Subject to the terms and conditions of this Agreement, you agree that you will not resign from Newpark during an Employment Period except for Good Reason.
2.2 Newpark shall pay you the Termination Benefit if (1) your employment with Newpark is Terminated by your resignation for Good Reason or (2) your employment with Newpark is Terminated by Newpark (i) not for Cause, (ii) by the independent exercise of Newpark’s unilateral authority, (iii) not due to your implicit or explicit request, (iv) when you are both willing and able to continue the performance of your duties (and, without limiting the foregoing, therefore not by reason of your death or your failure to return to the full-time performance of your duties after the end of a Disability Period), and (v) such Termination otherwise constitutes an “involuntary separation from service” within the meaning of Section 409A of the Code and the regulations thereunder.
2.3     If your employment with Newpark is Terminated by Newpark during an Employment Period for Cause, Newpark shall give you written notice of Termination specifying the facts and circumstances constituting such Cause.
3.    Compensation Upon Termination or During Disability.
3.1     During any Disability Period occurring during an Employment Period, you shall continue to receive your full base salary at the rate then in effect and on the dates and at the intervals as your base salary would be payable under Newpark’s payroll practices at that time, unless and until your employment is Terminated.
3.2     If your employment is Terminated by Newpark for Cause, Newpark shall pay you your full base salary at the rate then in effect through the date of Termination, together with any severance pay, vacation pay and sick leave pay to which you are entitled in accordance with Newpark policy. Unless otherwise required under Paragraph 9, all of the amounts to which you are entitled under this Paragraph 3.2 shall be paid in a single lump sum payment made to you on or before the thirtieth day following the date of Termination. Neither this provision nor any payment made by Newpark in accordance herewith shall constitute waiver of Newpark’s right to recover from you any damages caused by your conduct which constituted Cause for such Termination and any similar conduct.
3.3    If you become entitled to the Termination Benefit in accordance with Paragraph 2.2, you shall receive, in addition to the Termination Benefit, your full base salary at the rate then in effect through the date of Termination, plus a pro-rated annual bonus through the date of Termination. The Termination Benefit shall be in lieu of any severance pay, vacation pay and sick leave pay to which you would otherwise be entitled in accordance with Newpark policy. Unless otherwise required under Paragraph 9, all of the amounts to which you are entitled under this Paragraph 3.3 shall be paid in a single lump sum payment made to you on or before the thirtieth day following the date of Termination.
3.4     If you become entitled to the Termination Benefit in accordance with Paragraph 2.2, all unexpired unexercised stock options (“Options”), if any, granted to you prior to a Change in Control under any stock option plan of Newpark or otherwise, shall become exercisable in full on the day preceding the date of Termination, whether or not they would have been fully exercisable but for this provision, and shall remain exercisable during their original exercise period or for a period of three (3) years from the date of Termination whichever is the shorter, whether or not they would remain exercisable for such period but for this provision.
3.5     If you become entitled to the Termination Benefit in accordance with Paragraph 2.2, all unvested shares of restricted stock and all deferred compensation amounts, including restricted stock or deferred compensation subject to vesting based on time or achieving performance criteria, if any, granted or awarded to you prior to a Change in Control under any stock plan or deferred compensation plan of Newpark or otherwise, shall become vested in full on the day preceding the date of Termination and all restrictions thereon shall lapse, whether or not they would have been vested in full but for this provision. Newpark shall promptly deliver all such shares to you, and all such deferred compensation shall be paid to you in a lump sum on the date of Termination.
3.6     If you become entitled to the Termination Benefit in accordance with Paragraph 2.2, Newpark shall continue to provide you and your eligible family members, based on the cost sharing arrangement between you and Newpark on the date of Termination, with life insurance, medical and dental health benefits and Disability coverage and benefits at least equal to those which would have been provided to you if your employment had not Terminated for a period of 24 months. Notwithstanding the foregoing, if you become re-employed and are eligible to receive life insurance, medical and dental health benefits and Disability coverage and benefits under another employer’s plans, Newpark’s obligations under this paragraph shall be reduced to the extent of any such coverage and benefits. You agree to promptly report any such coverage and benefits to Newpark. If you are ineligible under the terms of Newpark’s benefit plans or programs to continue to be so covered, Newpark shall provide you with substantially equivalent coverage through other sources or will reimburse you for the cost of obtaining such coverage and benefits.
3.7     If you become entitled to the Termination Benefit in accordance with Paragraph 2.2, Newpark shall provide you with outplacement services, payable by Newpark, with an aggregate cost not to exceed $20,000 with an executive outplacement service firm reasonably acceptable to you and Newpark.
3.8     Except as provided in Paragraph 3.6, you shall not be required to mitigate the amount of any Termination Benefit by seeking other employment or otherwise, nor shall the amount of any Termination Benefit be reduced by any compensation earned by you as the result of employment by another employer, or otherwise.
3.9     Except as expressly provided otherwise herein, none of the provisions of this Agreement is intended to curtail or limit in any way any contractual rights which you may have under any plan in which you are eligible to participate or under any agreement binding on Newpark to which you are a party, and all such contractual rights shall survive the execution of this Agreement and any Change in Control. The Termination Benefit shall not be considered compensation for any benefit calculation or other purpose under any retirement plan or other benefit plan maintained by Newpark.

4.     Successors; Binding Agreement. This Agreement shall be binding on and inure to the benefit of Newpark and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Newpark. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5.     Termination of Agreement. For Officers with Employment Agreements this contract may only be Terminated in accordance with the provisions of that agreement. For other employees, Newpark may Terminate this Agreement effective at any time, by notice to you, if no Change in Control has occurred prior to the giving of such notice, and no Potential Change in Control then exists. Once Terminated, this Agreement shall have no further force or effect.
6.     Notices. All notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. Notices to Newpark shall be directed to the attention of the Secretary of Newpark.
7.     Amendments; Waivers. No provision or term of this Agreement may be supplemented, amended, modified, waived or Terminated except in a writing duly executed by all parties intended to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Failure of a party to insist on strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms and conditions.
8.     Coordination of Benefits. In the event that the Employee is entitled to benefits following Termination under any Employment Agreement with Newpark, the Employee shall have the right to elect whether to receive such benefits under this Agreement or any Employment Agreement, but not both.
9.     Section 409A.
9.1     If Executive is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of the Executive’s “separation from service,” as defined in Section 409A of the Code, with the Company until the later of the date prescribed for payment in this Agreement and the first day of the seventh calendar month that begins after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive).

9.2     For purposes of Section 409A of the Code (including, but not limited to, to application of the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”), each payment provided for under this Agreement is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments.
9.3     Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year. In addition, any such reimbursement payments described in this Section shall not be subject to liquidation or exchange for any other payment or benefit.
9.4    In the event that Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A of the Code, payment of such amounts shall not commence until the sixtieth (60th) day following Executive’s separation from service with the Company. Any installment payments suspended during such sixty (60) day period shall be paid as a single lump sum payment on the first payroll date following the end of such suspension period.
10.     No Guarantee of Tax Treatment. The Company makes no representation or warranty, and undertakes no covenant, regarding any federal, state or local tax treatment of amounts or matters subject to this Agreement or any federal, state or local tax treatment applicable to or inapplicable to Executive.
11.    Entire Agreement. This Agreement, including Annex A, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all previous agreements, whether written or oral, relating to the same subject matter. All such previous agreements between the parties hereto are hereby Terminated and shall have no further force or effect.
12.    Attorneys’ Fees. In any litigation relating to this Agreement, including litigation with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees.
13.    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

Your rights hereunder shall terminate if the Change in Control Agreement amended hereby is terminated in accordance with the provisions of such Change in Control Agreement.

If this letter correctly sets forth our understanding on the subject matter hereof, kindly sign and return to Newpark the enclosed copy of this letter, which will then constitute our Agreement on this subject.

Very truly yours,
NEWPARK RESOURCES, INC.
By: /s/ Paul L. Howes
Paul L. Howes
President and CEO

Agreed to this 15th day of August, 2018

/s/ Edward C. Earle
EDWARD C. EARLE

ANNEX A TO LETTER AGREEMENT
DATED August 15, 2018
The following terms used herein and in letter agreement (the “Agreement”) dated August 15, 2018, between Newpark Resources, Inc., and Edward C. Earle (“Executive”) shall have the following meanings:
“Cause”, when used with reference to Termination of the employment of Executive by Newpark for “Cause”, shall mean:
a) Executive’s conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act on the Executive’s part constituting a felony dishonesty, willful misconduct or material neglect by Executive of his obligations under this Agreement that results in material injury to the Company;
b) appropriation (or an overt act attempting appropriation) of a material business opportunity of the Company;
c) theft, embezzlement or other similar misappropriation of funds or property of the Company by Executive;
d) the failure of Executive to follow the reasonable and lawful written instructions or policy of Newpark with respect to the services to be rendered and the manner of rendering such services by Executive, provided Executive has been given reasonable and specific written notice of such failure and opportunity to cure and no cure has been effected or initiated within a reasonable time, but not less than 90 days, after such notice
A “Change of Control” shall be deemed to occur if: (i) a “Takeover Transaction” (as defined below) occurs; or (ii) any election of directors of Newpark takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in the office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors or its nominating committee immediately preceding such election; or (iii) Newpark effectuates a complete liquidation or a sale or disposition of all or substantially all of its assets unless immediately following any such sale or disposition of all or substantially all of its assets the individuals who were members of the Board of Directors of Newpark immediately prior to such transaction continue to constitute a majority of the Board of Directors or other governing body of the surviving corporation or entity (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors or other governing body of the holding company) for a period of not less than twelve (12) months following the closing of such transaction. A “Takeover Transaction” shall mean (i) a merger or consolidation of Newpark with, or an acquisition by Newpark of the equity interests or all or substantially all of the assets of, any other corporation or entity, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of Newpark immediately prior to such transaction continue to constitute a majority of the Board of Directors or other governing body of the surviving corporation or entity (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors or other governing body of the holding company) for a period of not less than twelve (12) months following the closing of such transaction, or (ii) one or more occurrences or events as a result of which any individual, entity or group (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of Newpark’s then outstanding securities.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” or “Newpark” shall mean Newpark Resources, Inc., and its consolidated subsidiaries and any successor to its business and/or assets which assumes or becomes subject to this Agreement by operation of law or otherwise.
“Disability” shall mean Executive’s full-time absence from his duties with Newpark, as a result of incapacity due to physical or mental illness.
“Disability Period” shall mean a leave of absence for Disability for a period of not more than six (6) months commencing on the first day of a Disability occurring during the Employment Period.

“Employment Period” shall mean a period (a) commencing when a Potential Change in Control occurs or, if no Potential Change in Control has occurred with respect to a Change in Control, when such Change in Control occurs, and (b) ending two years after such Change in Control occurred. If the event or agreement that gives rise to a Potential Change in Control Terminates or is Terminated without the Change in Control contemplated thereby having occurred, the Employment Period shall Terminate upon Termination of such event or agreement; however, a new Employment Period shall commence under the same conditions upon any subsequent Potential Change in Control or Change in Control.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Good Reason” shall mean anyone or more of the following occurring (i) during the Employment Period, (ii) without Executive’s express written consent, (iii) for the first time within 45 days prior to the Executive’s written notice to the Company objecting to the condition or occurrence and remaining uncured by the Company for at least 30 days after such notice, and (iv) within 90 days prior to Executive’s resignation as a result thereof:
a)     the Company adversely changes Executive’s title or changes in any material respect the responsibilities, authority or status of Executive the substantial or material failure of the Company to comply with its obligations under this Agreement or any other agreement that may be in effect that is not remedied within a reasonable time after specific written notice thereof by Executive to the Company;
b)     the diminution of the Executive’s salary, incentive and or a material diminution of the Executive’s benefits Newpark’s requiring Executive to be based anywhere outside a 50 mile radius from the Newpark office at which Executive had been based prior to the Change in Control or Potential Change in Control, or a 50 mile radius from his present residence, whichever is farther, except for required travel on Newpark’s business to an extent substantially consistent with Executive’s present business travel obligations; or
c)     the failure of the Company to obtain the assumption of this Agreement or other existing employment agreement by any successor or assignee of the Company.
A “Potential Change in Control” shall be deemed to have occurred on the date that (a) Newpark first has actual knowledge that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) has become the beneficial owner (as defined in Rule l3(d)-3 under the Exchange Act), directly or indirectly, or has initiated an offer which has not expired and which, if accepted by holders of a sufficient number of Newpark’s then outstanding securities, would result in such person’s becoming the beneficial owner, directly or indirectly, of securities of Newpark representing thirty percent (30%) or more of the combined voting power of Newpark’s then outstanding securities, or (b) Newpark enters into an agreement (including a letter of intent) the consummation of which would result in a Change in Control.
“Start Date” shall mean the first day of an Employment Period.
“Terminate” and “Termination” and all variants of the foregoing shall mean and refer to the termination of Executive’s employment with the Company, other than by reason of death, that constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder.
“Termination Benefit” shall mean the amount determined in accordance with subsection (a) below. If Executive is entitled to a Termination Benefit, it shall be paid to Executive no later than the 60th day following the date on which his employment Terminates. The Termination Benefit shall be an amount equal to (i) 2 times Executive’s annual base salary for the fiscal year of Newpark immediately preceding the fiscal year in which the Start Date occurs plus (ii) 2 times the higher of: a) the highest bonus actually received by the Executive under the 2010 Annual Cash Incentive Plan (or its predecessor plan) of Newpark in the two years immediately preceding the fiscal year of Newpark in which the Start Date occurs; or b) the “Target Award Opportunity” to which Executive would be entitled under the 2010 Annual Cash Incentive Plan of Newpark for the fiscal year of Newpark immediately preceding the fiscal year in which the Start Date occurs.